                                                                   EXHIBIT 10.15


                       SEPARATION AGREEMENT AND GENERAL RELEASE


         THIS SEPARATION AGREEMENT AND GENERAL RELEASE is made and entered into as of this 6th day of September, 1996 by and between William E. Viklund (the "Executive"), LONG ISLAND BANCORP, INC., a Delaware corporation (the "Corporation"), and LONG ISLAND SAVINGS BANK, FSB, a federal stock savings bank organized under the laws of the United States (the "Bank") (the Corporation and the Bank are sometimes hereinafter referred to separately as a "Company" or together as the "Companies").


                                  W I T N E S S T H:


         WHEREAS, the Executive has been employed by each of the Corporation and the Bank as its President and Chief Operating Officer and in other capacities; and

         WHEREAS, on September 6, 1996 the Executive ceased to be the President and Chief Operating Officer of each of the Corporation and the Bank, ceased all other officer and employee positions with the Companies and their respective subsidiaries, and has agreed to resign his membership on the Boards of Directors and all Committees of the Companies and their respective subsidiaries and affiliates; and

         WHEREAS, the Executive and the Companies desire to settle fully and finally all matters between them to date, including, but in no way limited to, any issues that might arise out of the Executive's employment or the termination of his employment;

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

         1. EMPLOYMENT AGREEMENTS. The Executive and the Companies agree that the Executive's termination of employment shall constitute a termination without "cause" as provided in section 6.4 of the Executive's employment agreement dated as of September 19, 1994 with each of the Corporation and the Bank (the "Employment Agreements"), and that each of the Employment Agreements remains in full force and effect. Except as provided in this Agreement, all payments or other benefits to the Executive may be or become entitled and all continuing obligations to which the Executive will be subject on account of his termination of employment will be determined in accordance with the terms of the Employment Agreements, except that the period in section 6.13 of each Employment Agreement shall be a five (5) year period. The Executive shall be paid a fee equal to $375 per hour for time spent on litigation matters involving either of the Companies as requested from time to time by such Company. Such payment shall be made within a reasonable period of time after the performance of such services by the Executive.

         In addition, the Companies, notwithstanding anything to the contrary in the MRP or the SIP (as these terms are defined below), agree to cause (a) the accelerated vesting of an additional 4,025 shares of restricted common stock of the Corporation granted to the Executive under the Bank's Management Recognition and Retention Plan for Executive Officers (the "MRP"), and (b) the accelerated exercisability of a portion of the Executive's non-qualified stock option grant (as awarded to the Executive under the Corporation's 1994 Stock Incentive Plan (the "SIP")) in respect of 13,455 underlying shares of the Corporation's common stock. In all other respects, the terms and provisions of the MRP and the SIP shall govern any restricted stock or stock option awards granted to the Executive. Except as provided in the next paragraph, the Corporation represents and agrees that the options that have been granted to the Executive under the SIP which have vested prior to the date of this Agreement or whose vesting has been accelerated pursuant to this Agreement are immediately exercisable.

         Also, the Companies, notwithstanding anything to the contrary in the MRP or the SIP, agree to cause the modification of the exercisability schedule for a portion of the Executive's non-qualified stock option grant (as awarded to the Executive under the SIP) in respect of 7,000 underlying shares of the Corporation's common stock to provide for the exercisability of such portion upon and after March 29, 1998 and an exercise period thereafter terminating at the close of the Bank's business on September 29, 1999.

         Finally, the Bank shall cause the Bank's Deferred Pension Plan (the "DPP") to provide that, in lieu of any other benefit thereunder, the Executive shall receive a benefit thereunder per annum for ten years equal to $97,236 per annum, payable in 40 equal quarterly installments commencing October 1, 1999.

         2. ANNOUNCEMENT. The parties agree that any announcement by either of the Companies with respect to the termination of the Executive's employment will be reviewed with, and be subject to comment by, the Executive prior to its issuance or publication and that such announcement shall characterize the Executive's termination of employment as a retirement to pursue other interests. Except as otherwise provided in this Agreement, payment of any cash compensation hereunder relating to the Employment Agreements shall be made within five days of the date of this Agreement pursuant to Section 6.10 of the Employment Agreement with the Bank.

         3. ADDITIONAL AGREEMENTS OF THE EXECUTIVE AND THE COMPANIES. Unless otherwise required by a court of competent jurisdiction or pursuant to any recognized subpoena power or as is reasonably necessary in connection with any adversarial process between the Executive and a Company, the Executive agrees and promises that he will not make any oral or written statements or reveal any information to any person, company, or agency which may be construed to be negative, disparaging or damaging to the reputation or business of either of the Companies, its subsidiaries, directors, officers or affiliates, or which would interfere in any way with the business relations between that Company or any of its subsidiaries or affiliates and any of their customers or potential customers. Unless otherwise required by a court of competent jurisdiction or pursuant to any recognized subpoena power or as is reasonably necessary in connection with any adversarial process between the Executive and a Company, the Companies agree and promise that each, respectively, will not make any oral or written statements or reveal any information to any person, company, or agency which may be construed to be negative, disparaging or damaging to the reputation of the Executive.

         In addition, the Executive agrees, upon the execution of this Agreement, to tender his resignation from the board of directors (and any committees thereof) of the Bank, the Corporation and any subsidiary or affiliate of the Bank or the Corporation.

         4. AGREEMENT CONFIDENTIAL. The Executive represents and agrees that, unless compelled by legal process or as is reasonably necessary in connection with any adversarial process between a Company and the Executive, he will keep the terms of this Agreement completely confidential, and that he will not hereafter disclose any information concerning this Agreement to anyone except his financial, legal or tax advisor(s), his accountants, and his immediate family; provided that these individuals agree to keep said information confidential and not disclose it to others.

         Each Company represents and agrees that, unless compelled by legal process or applicable legal requirements, or as is reasonably necessary in connection with any adversarial process between the Company and the Executive, it will keep the terms of this Agreement completely confidential, and that it will not hereafter disclose any information concerning this Agreement to anyone except its financial, legal or tax advisor(s), its accountants, its directors, and those employees of the Company who have a need to know about its terms; provided that these individuals agree to keep said information confidential and not disclose it to others; and provided further that the Executive shall have the opportunity to review and comment upon any proposed public disclosure pursuant to applicable legal requirements with respect to any of the terms of this Agreements.

         5. NONCOMPETITION. In consideration of the benefits to the Executive under this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Executive, the Executive shall not, during the Noncompetition Period (as hereinafter defined), directly or indirectly, act as a director, officer, employee, manager, trustee, agent, partner, advisor, joint venturer, representative or consultant of, with or to, or otherwise engage in any capacity whatsoever, any commercial, savings and loan, or thrift banking business(es) located in or doing business in or with respect to New York State, New Jersey and/or Connecticut that actually compete to a substantial extent with those businesses either Company and its subsidiaries are engaged in on September 6, 1996 which competition is reasonably likely to have a material adverse effect on the Company and its subsidiaries taken as a whole. For purposes of this Section 5, the "Noncompetition Period" shall mean the period beginning on September 6, 1996 and ending on December 31, 1996.

         6. ADDITIONAL RESTRICTIONS. For a period of two years from the date of this Agreement (the "Restricted Period"), except as specifically requested in writing by a Company, the Executive, singly or with any other person or directly or indirectly, shall not propose, enter into, or agree to enter into, or encourage any other person to propose, enter into, or agree to enter into (i) any form of business combination, acquisition or other transaction relating to the Company or (ii) any form of restructuring, recapitalization or similar transaction with respect to the Company.

         Furthermore, during the Restricted Period, except as specifically requested in writing by a Company, the Executive shall not, singly or with any other person or directly or indirectly, (1) acquire, or offer, propose or agree to acquire, by tender offer, purchase or otherwise, any voting securities of the Company except through the exercise of Options and except for the purchase of up to an additional 25,000 shares of voting common stock of the Corporation on the open market, (2) make, or in any way participate in, any solicitation of proxies or written consents with respect to voting securities of the Company (it being understood that the mere execution of a proxy or written consent shall not be treated as constituting participation in such a solicitation), (3) become a participant in any election contest with respect to the Company, (4) seek to influence any person with respect to the voting or disposition of any voting securities of the Company, (5) demand a copy of the Company's list of stockholders or its other books and records, (6) participate in or encourage the formation of any partnership, syndicate or other group that owns or seeks or offers to acquire beneficial ownership of any voting securities of the Company or that seeks to affect control of the Company or for the purpose of circumventing any provision of this Agreement or (7) otherwise act to seek or to offer to control or influence, in any manner, the management, Board of Directors or policies of the Company.

         During the period beginning on September 6, 1996 and ending on September 6, 1997, the Executive shall not directly or indirectly (i) solicit for employment any of the current directors, officers or managers of either Company or (ii) induce any such directors, officers or managers to terminate his or her employment with either Company.

         7. RELEASES. In consideration of the payments and benefits to the Executive under this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Executive, the Executive knowingly, voluntarily and unconditionally hereby forever waives, releases and discharges, and covenants never to sue on, any and all claims, liabilities, causes of actions, judgments, orders, assessments, penalties, fines, expenses and costs (including without limitation attorneys' fees) and/or suits of any kind arising out of any actions, events or circumstances before the date of execution of this Agreement ("Claims") which the Executive has, ever had or may have, or which the Executive's heirs, executors, administrators and assigns, or any of them hereafter can, shall or may have, including, without limitation, any Claims arising in whole or in part from the Executive's employment or the termination of the Executive's employment with either Company or the manner of said termination; provided, however, that this Section 7 shall not apply to any of the obligations of the Company specifically provided for in this Agreement.
This Agreement is intended as a full and final settlement and compromise of each, every and all Claims of every kind and nature, whether known or unknown, which have been or could be asserted against either Company and/or any of its subsidiaries, shareholders, officers, directors, agents, and employees, past or present, and their respective heirs, successors and assigns (collectively, the "Releasees"), including, without limitation --

    (1) any Claims arising out of any employment agreement (other than the Employment Agreements) or other contract (including, without limitation, the Employment Agreements), side-letter, resolution, promise or understanding of any kind, whether written or oral or express or implied;

    (2) any Claims arising under the Age Discrimination in Employment Act of 1967, as amended ("ADEA"), 29 U.S.C. Sections 621 ET SEQ.; and

    (3) any Claims arising under any federal, state, or local civil rights, human rights, anti-discrimination, labor, employment, contract or tort law, rule, regulation, order or decision, including, without limitation, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act of 1990, 42 U.S.C. Sections 12101 ET SEQ., and Title VII of the Civil Rights Act of 1964, 42 U.S.C. Sections 2000 ET SEQ., and as each of these laws have been or will be amended, except that to the extent that any governmental authority or other third party, I.E., other than one of the Releasees, files a charge or institutes an investigation, lawsuit or any proceeding against the Executive based on any event, occurrence or omission during the period of the Executive's employment with a Company, in which case the Executive will be permitted to implead or bring a court action against the Company and/or any of the Releasees for indemnification of any liability or other appropriate remedy, provided such impleader or court action would be available but for this Agreement.

         In consideration of the obligations of the Executive under this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Companies, the Companies knowingly, voluntarily and unconditionally hereby forever waive, release and discharge, and covenant never to sue on, any and all Claims which the Companies have, ever had or may have, including, without limitation, any Claims arising in whole or in part from the Executive's employment or the termination of the Executive's employment with either Company or the manner of said termination; provided, however, that this Section 7 shall not apply to any of the obligations of the Executive specifically provided for in this Agreement. This Agreement is intended as a full and final settlement and compromise of each, every and all Claims of every kind and nature, whether known or unknown, which have been or could be asserted against the Executive and his respective heirs, successors and assigns.

         Notwithstanding anything to the contrary in this Section 7, (a) the Executive does not release (i) any claim he may have under any employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended, in which he was a participant during his employment with either Company for the payment of a benefit thereunder to which he would be entitled upon his termination of employment on September 6, 1996 in accordance with the terms of such plan or (ii) any claim that he may have under this Agreement, (b) the Companies do not release any claim that either may have under this Agreement, and (c) this Section 7 shall not apply to any of the obligations of the Company specifically provided for in the Employment Agreements, the SIP, the MRP, and the DPP, all as modified by this Agreement.

         The Executive understands that this Agreement affects significant rights and represents and agrees that he has carefully read and fully understands all of the provisions of this Agreement, that he is voluntarily entering into this Agreement, and that he has been advised to consult with and has in fact consulted with legal counsel before entering into this Agreement.
In particular, the Executive acknowledges that he has been given twenty-one (21) days during which time he has carefully considered and voluntarily approved the terms of this Agreement. The Executive understands that, pursuant to the provisions of the ADEA, he shall have a period of seven (7) days from the date of execution of this Agreement during which he may revoke the release provided under this Section 7 with respect to any claims under ADEA via hand delivery of a notice of revocation to the offices of the Corporation. This release shall not become effective or enforceable with respect to any Claims under ADEA until the revocation period described above has expired. If the Executive elects to revoke the portion of this release with respect to Claims under ADEA as provided above, each of the Companies shall have the right, upon written notice to the Executive within 30 days after such revocation, to terminate all or any portion of its obligations under this Agreement.

         This Agreement does not constitute any admission of wrongdoing, or evidence thereof, on the part of any of the parties hereto or the Releasees. Except as required by court order, or to enforce the terms of this Agreement, this Agreement may not be used in any court or administrative proceeding.

         8. ADDITIONAL PERQUISITES. The Executive shall be entitled to continued use of his leased company car until December 31, 1996, on the same terms and conditions as exist on the date hereof; PROVIDED, HOWEVER, that in no event shall the Executive be responsible for any excess mileage charges due upon termination of the lease agreement on or about December 31, 1996.

         The Corporation shall provide the Executive (at no cost to the Executive) with outplacement counseling and services at an outplacement firm of the Corporation's choice, which firm shall arrange for reasonable office and secretarial services until December 31, 1996 (as approved in advance by the Corporation).

         The Corporation and the Bank agree to provide within a reasonable period of time the reference letter attached hereto as "Exhibit A", addressing the Executive's character and performance for the Bank, to be signed by the Chief Executive Officer of the Bank on the date hereof, whenever a formal inquiry is made of the Corporation or the Bank by an party seeking to affiliate with the Executive or have the Executive affiliate with it.

         The Executive shall be permitted, for the purpose of removing his personal property and effects and for the period commencing on the date of this Agreement and ending on September 30, 1996, access to his current office space at the Bank's principal corporate offices after 5:30 p.m. during weekdays and between 9:00 a.m. and 9:00 p.m. on week-ends.

         The Companies confirm that the Executive is entitled to the welfare benefit continuation provided for in the resolution of the Bank's Board of Trustees, dated April 27, 1993.

         The Executive shall be entitled to receive an assignment or transfer of the life insurance policy relating to the Executive under the Companies current "split-dollar" life insurance program without consideration; PROVIDED, HOWEVER, that the Executive shall be responsible for any premium payments due and payable after the date of this Agreement.


         9. SCOPE OF AGREEMENT; ENFORCEABILITY. This Agreement constitutes the entire understanding and agreement between the Companies and the Executive with regard to all matters herein and supersedes all prior oral and written agreements and understandings of the parties with respect to such matters, whether express or implied, other than the Employment Agreements.

         This Agreement shall inure to the benefit of and be enforceable by the Executive's heirs, beneficiaries and/or legal representatives. This Agreement shall inure to the benefit of and be binding upon the Companies and their respective successors and assigns.

         If any term or provision of this Agreement, or the application thereof to any person or circumstances, will to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such terms to persons or circumstances other than those as to which it is invalid or unenforceable, will not be affected thereby, and each term of this Agreement will be valid and enforceable to the fullest extent permitted by law.

         10. AMENDMENTS/WAIVER. This Agreement may not be amended, waived, or modified otherwise than by a written agreement executed by the parties to this Agreement or their respective successors and legal representatives. No waiver by any party to this Agreement of any breach of any term, provision or condition of this Agreement by the other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, or any prior or subsequent time.

         11. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given when received by hand-delivery to the other party, by facsimile transmission, by overnight courier, or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

         If to the Executive:     Mr. William E. Viklund
                                  110 Grist Mill Lane
                                  Plandome Manor, New York 11030


         with a copy to:          Gerald P. Wolf, Esq.
                                  Meltzer, Lippe, Goldstein, Wolf
                                    & Schlissel, P.C.
                                  190 Willis Avenue
                                  Mineola, New York 11501

         If to the Corporation:   Long Island Bancorp, Inc.
                                  201 Old Country Road
                                  Melville, New York 11747
                                  Attn: Corporate Secretary

         with a copy to:          Mel M. Immergut, Esq.
                                  Milbank, Tweed, Hadley & McCloy
                                  1 Chase Manhattan Plaza
                                  New York, New York 10005

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

         12.  NEW YORK LAW.    This Agreement shall be construed and enforced
in accordance with the laws of the State of New York without reference to its choice of law provisions and shall be binding upon the parties and their respective heirs, executors, successors and assigns.

         13. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the Companies and the Executive have caused this Agreement to be executed as of the date first above written.


                                       LONG ISLAND BANCORP, INC.


                                       By:__________________________

                                           Name:
                                           Title:


                                       LONG ISLAND SAVINGS BANK, FSB


                                       By:__________________________
                                           Name:
                                           Title:


                                       _____________________________
                                           William E. Viklund